Exhibit 4.3

On April 16, 2025, The Sherwin-Williams Company (the “Company”), with the prior approval of its Board of Directors and its shareholders, filed an amendment (the “Amendment”) to its Amended and Restated Articles of Incorporation (the “Articles”) with the Secretary of State for the State of Ohio. The Amendment, which became effective upon filing, amended and restated Section 6(b) of Article Fourth, Division A and Paragraph (B) of Article Sixth of the Articles:

The full text of Section 6(b) of Article Fourth, Division A is amended to read in its entirety as follows:

“(b) The vote or consent of the holders of at least a majority of the voting power of the shares of Serial Preferred Stock at the time outstanding, given in person or by proxy either in writing or at a meeting called for the purpose at which the holders of Serial Preferred Stock shall vote separately as a class, shall be necessary to effect any one or more of the following (but so far as the holders of Serial Preferred Stock are concerned, such action may be effected with such vote or consent):

(i) Any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation or of the Regulations of the Company which affects adversely the voting powers, rights or preferences of the holders of Serial Preferred Stock; provided, however, that, for the purpose of this clause (i) only, neither the amendment of the Articles of Incorporation so as to authorize or create, or to increase the authorized or outstanding amount of, Serial Preferred Stock or of any shares of any class ranking on a parity with or junior to the Serial Preferred Stock, nor the amendment of the provisions of the Regulations so as to increase the number of Directors of the Company shall be deemed to affect adversely the voting powers, rights or preferences of the holders of Serial Preferred Stock; and provided further, that if such amendment, alteration or repeal affects adversely the rights or preferences of one or more but not all series of Serial Preferred Stock at the time outstanding, only the vote or consent of the holders of at least a majority of the voting power of the number of the shares at the time outstanding of the series so affected shall be required;

(ii) The authorization or creation of, or the increase in the authorized amount of, any shares of any class, or any security convertible into shares of any class, ranking prior to the Serial Preferred Stock; or

(iii) The purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Serial Preferred Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Serial Preferred Stock, unless all dividends upon all Serial Preferred Stock then outstanding for all previous quarterly dividend periods shall have been declared and paid or funds therefore set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

This Section 6(b) shall not apply to, and the class or series vote specified therein shall not be required for the approval of, any action which is part of or effected in connection with the consolidation of the Company with or its merger into any other corporation, so long as the class vote specified by Section 6(c) of this Division is obtained in any case in which such class vote is required under clause (ii) of said Section 6(c).”

And the full text of Paragraph (B) of Article Sixth is amended to read in its entirety as follows:

“(B) The affirmative vote (i) of the holders of shares entitling them to exercise a majority of the voting power of the Company, and (ii) of the holders of a majority of the voting power of the shares of Common Stock at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Common Stock shall vote separately as a class, shall be necessary:

(a) to approve (i) the sale, exchange, lease, transfer or other disposition by the Company of all, or substantially all, of its assets or business to a related corporation or an affiliate of a related corporation, or (ii) the consolidation of the Company with or its merger into a related corporation or an affiliate of a related corporation, or (iii) the merger into the Company of a related corporation or an affiliate of a related corporation, or (iv) a combination or majority share acquisition in which the Company is the acquiring corporation and its voting shares are issued or transferred to a related corporation or an affiliate of a related corporation or to shareholders of a related corporation or an affiliate of a related corporation; or

(b) to approve any agreement, contract or other arrangement with a related corporation providing for any of the transactions described in subparagraph (a) above; or

(c) to effect any amendment of the Articles of the Company which changes the provisions of this Paragraph (B).

For the purpose of this Paragraph (B), (i) a “related corporation” in respect of a given transaction shall be any corporation which, together with its affiliates and associated persons, owns of record or beneficially, directly or indirectly, more than 5% of the shares of any outstanding class of stock of the Company entitled to vote upon such transaction, as of the record date used to determine the shareholders of the Company entitled to vote upon such transaction; (ii) an “affiliate” of a related corporation shall be any individual, joint venture, trust, partnership or corporation which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the related corporation; (iii) an “associated person” of a related corporation shall be any officer or director or any beneficial owner, directly or indirectly, of 10% or more of any class of equity security, of such related corporation or any of its affiliates; and (iv) the terms “combination”, “majority share acquisition” and “acquiring corporation” shall have the same meaning as that contained in Section 1701.01 of the Ohio General Corporation Law or any similar provision hereafter enacted.

The determination of the Board of Directors of the Company, based on information known to the Board of Directors and made in good faith, shall be conclusive as to whether any corporation is a related corporation as defined in this Paragraph (B).”